UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2003

First Virtual Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Bridge Parkway, Suite 200, Redwood City, California	94065 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 801-6300

Not Applicable.

(Former name or former address, if changed since last report.)

Item 5. Other Events.

     On November 19, 2003, First Virtual Communication, Inc. (the “Company”) received a letter from counsel to the Nasdaq Listing Qualifications Panel (the “Panel”) that the Panel determined to continue the listing of the Company’s securities on The Nasdaq SmallCap Market, provided the Company on or before November 28, 2003, makes a public filing with the Securities and Exchange Commission and Nasdaq evidencing shareholder’s equity of at least $11 million. In response to the Panel’s request, the Company is filing this Current Report on Form 8-K and furnishing as exhibit 99.1 to this Current Report the Company’s Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2003. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2003 gives pro forma effect to the issuance in October 2003 of 642,921 shares of the Company’s Common Stock to Net One Systems Co., Ltd. (“Net One”) in exchange for a credit for the return of approximately $1.5 million of the Company’s products previously purchased by Net One and the issuance in November 2003 of approximately 5.7 million shares of the Company’s Common Stock and warrants to purchase up to approximately 2.9 million shares of the Company’s Common Stock in a private placement with institutional investors, which private placement resulted in gross proceeds to the Company of approximately $10.3 million, or approximately $8.5 million net of placement fees and expenses, which expenses include a warrant with a value of approximately $800,000 issued to the placement agent as partial consideration for services rendered in connection with the private placement, resulting in net cash proceeds to the Company of approximately $9.3 million. Exhibit 99.1 is being furnished with this Current Report and is not intended to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. Such exhibit will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits: The following exhibit is being furnished with this Current Report:

99.1	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2003

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST VIRTUAL COMMUNICATIONS, INC.

	By:	/s/ Truman Cole

Truman Cole
Chief Financial Officer

Date: November 26, 2003

INDEX TO EXHIBITS

99.1	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2003.